UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 19, 2018

Date of Report (Date of earliest event reported)

Planet Fitness, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37534	38-3942097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Liberty Lane West

Hampton, NH 03842

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (603) 750-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

This current report is neither an offer to sell nor a solicitation of an offer to buy any securities of Planet Fitness, Inc. (the “Company”) or any subsidiary of the Company.

Item 1.01. Entry into a Material Definitive Agreement.

Class A-2 Notes

On July 19, 2018, (the “Pricing Date”), Planet Fitness Master Issuer LLC, a newly-formed, limited-purpose, bankruptcy remote, indirect subsidiary of the Company (the “Master Issuer”), Planet Fitness Holdings, LLC (the “Manager”), Planet Fitness SPV Guarantor LLC, Planet Fitness Franchising LLC, Planet Fitness Assetco LLC and Planet Fitness Distribution LLC, each of which is a newly-formed, limited-purpose, bankruptcy remote, wholly-owned direct or indirect subsidiary of the Manager (collectively, the “Guarantors”), the Company, Planet Fitness Intermediate, LLC and Pla-Fit Holdings, LLC, entered into a Note Purchase Agreement dated July 19, 2018 (the “Purchase Agreement”), a copy of which is attached to this Form 8-K as Exhibit 1.1, with Guggenheim Securities, LLC, Citigroup Global Markets, Inc. and ING Financial Markets LLC, as initial purchasers, relating to the issuance and sale of $1.2 billion aggregate principal amount of notes consisting of $575 million Series 2018-1 4.262% Fixed Rate Senior Secured Notes, Class A-2-I with an anticipated term of 4 years, and $625 million Series 2018-1 4.666% Fixed Rate Senior Secured Notes, Class A-2-II with an anticipated term of 7 years (together, the “Class A-2 Notes”) in an offering exempt from registration under the Securities Act of 1933, as amended. The Purchase Agreement contains customary closing conditions and the offering is anticipated to close on August 1, 2018 (the “Closing Date”), subject to satisfaction of various closing conditions.

Variable Funding Notes

In connection with the execution of the Purchase Agreement, the Master Issuer also entered into a revolving financing facility consisting of Variable Funding Notes (the “Variable Funding Notes”), which allows for the issuance of up to $75 million of Variable Funding Notes and certain other credit instruments, including letters of credit, as of the Closing Date. The Master Issuer does not anticipate drawing on the Variable Funding Notes on the Closing Date, and immediately after issuance, the Master Issuer expects all $75 million of the Variable Funding Notes will be undrawn. The Variable Funding Notes will allow for drawings on a revolving basis. Drawings and certain additional terms related to the Variable Funding Notes are governed by the Class A-1 Note Purchase Agreement dated as of the Pricing Date (the “Variable Funding Note Purchase Agreement”), the form of which is attached to this Form 8-K as Exhibit 10.1, among the Master Issuer, the Guarantors, Planet Fitness Holdings, LLC, certain conduit investors, financial institutions and funding agents, and ING Capital LLC, as provider of letters of credit, as swingline lender and as administrative agent. The Variable Funding Notes will be governed in part by the Variable Funding Note Purchase Agreement and by certain generally applicable terms contained in the Base Indenture, to be dated as of the Closing Date, among the Master Issuer and Citibank, N.A. as trustee and securities intermediary. Interest on the Variable Funding Notes will be payable at per annum rates equal to three month LIBOR or the lenders’ commercial paper funding rate plus 200 basis points. There is a commitment fee on the unused portion of the Variable Funding Notes facility, equal to 50 basis points. It is anticipated that the principal and interest on the Variable Funding Notes will be repaid in full on or prior to September 2023, subject to two additional one-year extensions at the option of Planet Fitness Holdings, LLC. Following the anticipated repayment date (and any extensions thereof), additional interest will accrue on the Variable Funding Notes equal to 5.00% per annum. The Variable Funding Notes and other credit instruments issued under the Variable Funding Note Purchase Agreement are secured by substantially all of the assets of the Master Issuer and the Guarantors. In connection with the issuance of the Variable Funding Notes on the Closing Date the Master Issuer expects to terminate the commitments with respect to the Company’s existing senior secured credit facilities. The Variable Funding Note Purchase Agreement contains customary closing conditions and the offering is anticipated to close on the Closing Date.

Item 8.01. Other Events.

On July 19, 2018, Planet Fitness, Inc. issued a press release announcing that certain of its subsidiaries have priced a new series of securitized debt. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Purchase Agreement dated July 19, 2018 among Planet Fitness Master Issuer LLC, as Master Issuer, Planet Fitness SPV Guarantor LLC, Planet Fitness Franchising LLC, Planet Fitness Assetco LLC and Planet Fitness Distribution LLC, each as Guarantor, Planet Fitness Holdings, LLC, as manager, the Company and Planet Fitness Intermediate, LLC and Pla-Fit Holdings, LLC, as parent companies, and Guggenheim Securities, LLC, Citigroup Global Markets, Inc. and ING Financial Markets LLC, as the initial purchasers.

10.1	Class A-1 Note Purchase Agreement dated July 19, 2018 among Planet Fitness Master Issuer LLC, as Master Issuer, Planet Fitness SPV Guarantor LLC, Planet Fitness Franchising LLC, Planet Fitness Assetco LLC and Planet Fitness Equipment Distributor LLC, each as Guarantor, Planet Fitness Holdings, LLC, as manager, certain conduit investors and financial institutions and funding agents, and ING Capital LLC, as provider of letters of credit, as swingline lender and as administrative agent.

99.1	Planet Fitness Announces Pricing, dated July 19, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANET FITNESS, INC.

By:	/s/ Dorvin Lively
Name: Title:	Dorvin Lively President and Chief Financial Officer

Dated: July 20, 2018